Exhibit 99.2

GASCO ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Basis of Presentation

The following unaudited pro forma condensed consolidated financial statements give effect to the previously announced purchase and sale agreement. On March 22, 2012, Gasco Energy, Inc. (the “Company”) closed the purchase and sale agreement with Wapiti Oil & Gas II, L.L.C., a Delaware limited liability company (“Wapiti”) in accordance with the Purchase and Sale Agreement, dated February 23, 2012, between the Company’s wholly owned subsidiary, Gasco Production Company (“GPC”), and Wapiti (the “Wapiti Transaction”), pursuant to which the Company (i) sold to Wapiti an undivided 50% of the Company’s interest in certain of its Uinta Basin producing oil and gas assets for $18,000,000 in cash and a promissory note payable by Wapiti to the Company in the amount of $1,192,321, and (ii) transferred to Wapiti an undivided 50% of its interest in certain of its Uinta Basin non-producing oil and gas assets in exchange for, among other agreements, Wapiti’s commitment to fund $30.0 million of the drilling and completion costs associated with the exploration and development of the transferred assets. GPC also entered into a Development Agreement with Wapiti, which includes terms and conditions of a drilling program agreed to by the parties.

The pro forma adjustments in the accompanying unaudited condensed consolidated balance sheet have been prepared as if the Wapiti Transaction was completed on December 31, 2011. The pro forma adjustments in the accompanying unaudited condensed consolidated statement of operations have been prepared as if the Wapiti Transaction was completed on January 1, 2011. The pro forma condensed consolidated financial statements do not purport to be indicative of the financial position or results of the Company’s operations as of such dates or for such periods, nor are necessarily indicative of future results.

The Company used $10,607,621 of the sales proceeds to repay the debt outstanding under its revolving credit facility at March 22, 2012, which has not been given pro forma effect in these unaudited pro forma condensed consolidated financial statements.

GASCO ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AT DECEMBER 31, 2011

		Pro Forma
	Historical	Adjustments		Pro Forma
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,965,967	$18,000,000	(a)	$19,965,967
Note receivable	500,000	1,192,321	(a)	1,692,321
Other current assets	5,222,629	—		5,222,629
Total	7,688,596	19,192,321		26,880,917

PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
Proved properties	268,793,463	(15,550,780)	(b)	253,242,683
Unproved properties	36,938,162	—		36,938,162
Other assets	3,609,349	—		3,609,349
Total	309,340,974	(15,550,780)		293,790,194
Less accumulated depletion, depreciation, amortization and impairment	(234,132,806)	—		(234,132,806)
Total	75,208,168	(15,550,780)		59,657,388

NON-CURRENT ASSETS	1,757,472	—		1,757,472

TOTAL ASSETS	$84,654,236	$3,641,541		$88,295,777

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$8,544,969	—		$8,544,969
Other current liabilities	5,733,304	—		5,733,304
Total	14,278,273	—		14,278,273

NONCURRENT LIABILITIES
5.5% Convertible Senior Notes due 2015, net of unamortized discount of $22,574,687	22,593,313			22,593,313
Asset retirement obligation	1,226,796	(561,276)	(c)	665,520
Other noncurrent liabilities	6,900,629	—		6,900,629
Total	30,720,738	(561,276)		30,159,462

STOCKHOLDERS’ EQUITY	39,655,225	4,202,817	(d)	43,858,042

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$84,654,236	$3,641,541		$88,295,777

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

GASCO ENERGY, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

		Pro Forma
	Historical	Adjustments		Pro Forma

REVENUES
Gas	$15,359,973	$(5,317,555)	(e)	$10,042,418
Oil	2,975,635	(1,264,461)	(e)	1,711,174
Total	18,335,608	(6,582,016)		11,753,592

OPERATING EXPENSES
Lease operating	8,785,828	(3,322,120)	(e)	5,463,708
Transportation and processing	2,759,780	(989,603)	(e)	1,770,177
Depletion, depreciation and amortization	3,525,806	(1,215,682)	(f)	2,310,124
Loss on sale of assets, net	93,674	—		93,674
General and administrative	4,933,691	(348,443)	(g)	4,585,248
Total	20,098,779	(5,875,848)		14,222,931

OPERATING LOSS	(1,763,171)	(706,168)		(2,469,339)

OTHER (EXPENSE) INCOME
Interest expense	(6,764,933)	—		(6,764,933)
Derivative gains	996,484	—		996,484
Amortization of deferred income from sale of assets	202,452	—		202,452
Interest income	27,523	—		27,523
Total	(5,538,474)	—		(5,538,474)

NET LOSS	$(7,301,645)	$(706,168)		$(8,007,813)

NET LOSS PER COMMON SHARE
BASIC	$(0.05)			$(0.05)
DILUTED	$(0.05)			$(0.05)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

GASCO ENERGY, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

1.              Pro Forma Adjustments and Assumptions

The unaudited pro forma condensed consolidated financial statements give pro forma effect to the following:

(a)                                  Represents the cash and the promissory note received upon the closing of the Wapiti Transaction, including the closing adjustments.

(b)                                 Represents the carrying amount of the 50% undivided interest of the producing assets sold to Wapiti.

(c)                                  Represents the adjustment to the asset retirement obligation related to the 50% undivided interest in the producing assets sold to Wapiti.

(d)                                 Represents the excess of carrying value of assets and liabilities over the consideration received on the sale of a 50% undivided interest in producing assets sold to Wapiti.

(e)                                  Represents the reversal of revenues and expenses attributable to the 50% undivided interest in producing assets sold to Wapiti.

(f)                                    Represents the adjustment to depreciation, depletion and amortization expense for the reduction in (i) production volumes, (ii) reserve volumes (iii) capitalized costs and (iv) asset retirement obligations attributable to the 50% undivided interest in producing assets sold to Wapiti.

(g)                                 Represents the reversal of the transaction costs directly attributable to the Wapiti transaction.

2.              Summary Pro Forma Oil and Natural Gas Reserve Information (Unaudited)

The following table sets fort summary pro forma reserve information as of December 31, 2011 which gives effect to the Wapiti Transaction.

Estimated Quantities of Oil and Natural Gas Reserves

	Historical	Pro Forma Adjustments	Pro Forma

Total Proved Reserve Quantities:
Oil (Bbl)	502,055	(219,676)	282,379
Gas (Mcf)	36,798,310	(13,876,839)	22,921,471
Total (Mcfe)	39,810,640	(15,194,895)	24,615,745

Standardized Measure of Discounted Future Net Cash Flows

	Historical	Pro Forma Adjustments	Pro Forma

Future cash flows	$172,844,800	$(68,452,500)	$104,392,300
Future production and development costs	(92,505,100)	37,283,900	(55,221,200)
Future income taxes (a)	—	—	—
Future net cash flows before discount	80,339,700	(31,168,600)	49,171,100
10% discount to present value	(35,689,700)	14,004,550	(21,685,150)
Standardized measure of discounted future net cash flows	$44,650,000	$(17,164,050)	$27,485,950

(a)          The calculations of standardized measure do not include deductions for future income tax expenses because the tax basis of the properties involved and the future tax deductions were greater than the net cash flows from the proved oil and gas reserves for the year ended December 31, 2011.